UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2018

FEDERATED INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

Federated Investors Tower
Pittsburgh, Pennsylvania 15222-3779
(Address of principal executive offices, including zip code)

(412) 288-1900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As disclosed in Item 2.01 below, on July 2, 2018, Federated Investors, Inc. (“FII”) and its subsidiary, Federated Holdings (UK) II Limited (“Buyer”), completed, effective as of July 1, 2018 (“Completion Date”), the previously announced acquisition of a 60% interest (“Acquisition”) in Hermes Fund Managers Limited (“HFML”) pursuant to the terms of a definitive Share Sale Agreement (“Purchase Agreement”) dated April 12, 2018, among BT Pension Scheme Trustees Limited, as trustee for and on behalf of the BT Pension Scheme (“BTPS” or “Seller”), Buyer and FII (Buyer and FII, collectively, as applicable, “Federated”). From and after the Completion Date, Federated’s representation on the Board of Directors (“Board”) of HFML will constitute a majority of the Board, and HFML’s business, board meetings and shareholder meetings will be governed in accordance with the terms of a Shareholders’ Agreement, entered into on and dated July 2, 2018 (the “Shareholders’ Agreement”), among BTPS, FII, HFML and Buyer. Under the Shareholders’ Agreement, HFML has certain obligations regarding the conduct of its business and the provision of information to shareholders, the Buyer and BTPS, as shareholders, will have certain obligations regarding funding and operating HFML, and certain fundamental matters will require approval of both BTPS and Federated. Among other termination events, the Shareholders’ Agreement will terminate upon BTPS or Federated no longer holding any shares of HFML. The Shareholders’ Agreement also contains other terms and conditions that are generally customary for transactions of this type in the United Kingdom. A copy of the Shareholders’ Agreement is attached hereto as Exhibit 10.1.

FII and Buyer also entered into a Put and Call Option Deed, dated July 2, 2018 (the “Option Deed”), among BTPS, Buyer and FII. Pursuant to the Option Deed, Federated has a right to exercise a call option to acquire BTPS’s remaining interest in HFML, and BTPS has a right to exercise a put option to sell its remaining interest in HFML to Federated, after the third, fourth or fifth anniversaries, and subject to certain contingencies, the sixth anniversary, of the date of the Purchase Agreement. If these options are not exercised during the option period, Federated has a right of first refusal to acquire, and certain “drag rights” to compel the sale of, BTPS’s remaining interest in HFML, and BTPS has certain “tag rights” to require the Buyer to acquire its remaining interest in HFML if Federated decides to sell a majority of its interests in HFML to a third party. The consideration to be paid for BTPS’s remaining interest in HFML will be based on fair value as determined in accordance with the terms of the Option Deed. The Option Deed also contains other terms and conditions that are generally customary for transactions of this type in the United Kingdom. A copy of the Option Deed is attached hereto as Exhibit 10.2.

FII, and certain of its subsidiaries as guarantors, also entered into an Amendment No. 1 to Third Amended and Restated Credit Agreement, dated July 1, 2018 (“Amendment No. 1”), which amends that certain unsecured Third Amended and Restated Credit Agreement, dated June 5, 2017 (as amended, the “Credit Agreement”), by and among FII, certain of its subsidiaries as guarantors party thereto, a syndicate of ten banks as Lenders party thereto, PNC Bank, National Association as administrative agent, PNC Capital Markets LLC, as sole bookrunner and joint lead arranger, Citigroup Global Markets, Inc., as joint lead arranger, Citibank, N.A. as syndication agent, and TD Bank, N.A. as documentation agent (Credit Agreement). The Amendment No. 1 amends the Credit Agreement to add certain definitions and to amend certain negative covenants relating to indebtedness, guaranties, and restrictions on dividends, because of the Acquisition. The Amendment No. 1 contains other customary conditions, representations, warranties and covenants. A copy of Amendment No. 1 is attached hereto as Exhibit 10.3.

ITEM 2.01    COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On July 2, 2018, FII and its subsidiary, Buyer, completed, effective as of July 1, 2018, the previously announced Acquisition by Buyer of a 60% majority interest in HFML, which is registered in England and Wales and has its principal offices in London, England. Among other subsidiaries and joint ventures, HFML owns Hermes Investment Management Limited (“HIML”, and collectively with HFML and its other subsidiaries and joint ventures, as applicable, “Hermes”). Attached herewith as Exhibit 99.1 is a press release issued by Federated with additional details concerning this transaction.

The Acquisition was consummated pursuant to the terms of the Purchase Agreement. The Buyer purchased the 60% majority interest in HFML from BTPS, which retains a 29.5% interest in HFML. The remaining 10.5% of the equity of HFML was placed into an employee benefit trust for the benefit of certain members of Hermes’ management and other key employees under a new long-term incentive plan. From and after the Completion Date, HFML will provide certain transitional services to BTPS for a period of 18 to 24 months pursuant to a Transitional Services Agreement between HFML and BTPS.

Pursuant to the Purchase Agreement, the Buyer paid BTPS a total of £259.9 million (or approximately $341.5 million) (“Purchase Price”). The Purchase Price included the initial aggregate cash consideration of £246.0 million (or approximately $323.2 million), which includes £20.0 million (or approximately $26.3 million) that was contributed by the Buyer to HFML to satisfy subordinated debt issued by HFML to BTPS, and £13.9 million (or approximately $18.3 million) primarily in Hermes’ excess regulatory capital. FII funded the Buyer’s payment of the Purchase Price with $323.5 million of cash from its balance sheet and by drawing on FII’s current Credit Agreement in the amount of $18.0 million. The consideration may be adjusted as provided in the Purchase Agreement, including based on certain post-Closing Date true-ups of regulatory capital and estimated carried interest and performance fee receivables as provided in the Purchase Agreement. Various assets, primarily goodwill and other intangible assets, will be recorded on completion of the independent appraiser’s valuation. All balances above have been converted to U.S. dollars using the June 27, 2018 exchange rate.

On April 13, 2018, FII entered into a foreign currency forward transaction with Citi Bank, N.A. under an existing International Swaps and Derivatives Association, Inc. Master Agreement dated June 9, 2010. Under this forward transaction, Federated committed to purchase £250 million at an all-in forward rate of 1.43192 (which is comprised of a spot rate of 1.42522 plus forward points of 0.0067) for settlement on August 1, 2018 in the amount of $358.0 million. The £250 million included the then announced estimated purchase price for the Acquisition of £246 million and an estimated £4 million to compensate BTPS for its share of Hermes' excess regulatory balance sheet capital at closing. On June 27, 2018 FII entered into another foreign currency forward transaction to sell £250 million at an all-in forward rate of 1.31601 (which is comprised of a spot rate of 1.314 plus forward points of 0.00201) for settlement on August 1, 2018. This second forward allowed FII to effectively close the initial forward to lock in the foreign exchange rate and amount due on August 1, 2018. The change in the spot rate and a reduction in the forward points will result in a payment from Federated to Citi of $29.0 million on August 1, 2018, which was recorded as a non-operating expense as of June 30, 2018. In the period from the April 13, 2018 announcement of the Acquisition through June 27, 2018, the decline in the spot rate resulted in an 8% lower Acquisition cost in U.S. dollars than it would have been had currency values been unchanged.

The foregoing descriptions of the Purchase Agreement, the Shareholders’ Agreement, and the Option Deed have been included to provide information regarding the terms and conditions of the Acquisition. These descriptions are qualified in their entirety by reference to the full text of those documents. A copy of the Purchase Agreement was filed as an Exhibit to FII’s Current Report on Form 8-K filed on April 13, 2018, and is incorporated by reference herein. Copies of the Shareholders’ Agreement and Option Deed are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. The warranties, covenants and other agreements set forth in each of the foregoing documents have been made solely for the purposes of those documents and solely for the benefit of the parties thereto and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties instead of establishing these matters as facts. In addition, any warranties were made only as of the dates specified in the relevant documents, and information regarding the subject matter thereof may change after the respective dates thereof. Accordingly, any documents should not be viewed as providing any factual information regarding Federated, BTPS, HFML or their respective businesses as of the respective dates of those documents or as of any other date.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS
(a)     Financial Statements of Businesses Acquired
The audited financial statements of HFML required by this item will be furnished to the Securities and Exchange Commission (“SEC”) via amendment not later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed.
(b)    Pro Forma Financial Information
The pro forma financial information reflecting the Acquisition, to the extent required by this item, will be furnished to the SEC via amendment not later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed.
(d)    Exhibits

Exhibit 10.1
Shareholders’ Agreement, dated July 2, 2018, among Hermes Fund Managers Limited, BT Pension Scheme Trustees Limited, in its capacity as trustee for and on behalf of the BT Pension Scheme, Federated Holdings (UK) II Limited, and Federated Investors, Inc.

Exhibit 10.2
Put and Call Option Deed, dated July 2, 2018, among BT Pension Scheme Trustees Limited, in its capacity as trustee for and on behalf of the BT Pension Scheme, Federated Holdings (UK) II Limited, and Federated Investors, Inc.

Exhibit 10.3
Amendment No. 1 to Third Amended and Restated Credit Agreement, dated July 1, 2018, by and among Federated Investors, Inc., each of the guarantors (as defined in the Third Amended and Restated Credit Agreement, the lenders (as defined in the Third Amended and Restated Credit Agreement, and PNC BANK, NATIONAL ASSOCIATION, as administrative agent for the lenders.

Exhibit 99.1	Press Release issued by Federated Investors, Inc., dated July 2, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC.
(REGISTRANT)

Date:	July 2, 2018	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer